Exhibit 99.1
The CATO Corporation

August 28, 2008
John Howe
3111 McKee Road
Charlotte, NC 28270
Dear John:
We are very pleased to offer you the position of Executive Vice President, Chief Financial Officer for The Cato Corporation. Listed below are the specific terms of the promotion, which we have discussed and agreed upon:

Position:	Executive Vice President, Chief Financial Officer

Salary:	$225,000 annual salary paid monthly at $18,750 on the last day of the month for that month.

Reporting to:	John Cato, Chairman, President, Chief Executive Officer

Effective Date:	September 1, 2008

Performance Bonus:	Bonus potential of up to 60% of salary, based on company and individual performance for fiscal 2008. The company has paid an average of 60% of bonus potential for the past five years. Assuming this average, your prorated bonus would be $52,650 Based on your annual salary.

Restricted Stock:	As an Executive Vice President, you will receive 5,000 shares of restricted stock effective September 1, 2008. You will be eligible to receive the annual restricted stock grant subject to approval by the Compensation Committee for eligible associates on May 1, 2009. All restricted stock awards are subject to 5-year vesting from date of award with 33% of the shares vesting at the end of the third year, 33% of the shares vesting at the end of the fourth year, and 34% of the shares vesting at the end of the fifth year. New ownership level requirement would be at 300% per plan requirements.
8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

5

Performance Review:	The performance review process is conducted the first quarter of the fiscal year for the previous year. All reviews are a result of meeting corporate and individual objectives. You will be eligible for a prorated merit increase for your performance in fiscal year 2008 with an effective date of May 1, 2009.

Benefits:	Per company benefits.

401K/Profit Sharing: The Company has historically matched 100% of associate contributions. The company has the potential to match up to 3% of your salary or $6,750 on a pre-tax basis. In addition, the Company has also given a profit sharing contribution based on company profits, averaging .65% of our associates salary over past years. This could amount to an additional $1,462 you based on your salary.

Employee Stock Purchase Plan: You may enroll in the Employee Stock Purchase Plan on April 1 or October 1. You may purchase Cato stock at a 15% discount up to a maximum of 10% of your pay or $21,250 annually.
John, there are many exciting opportunities ahead for The Cato Corporation. We are very enthused about the prospects for our Company and its Associates. We are confident that you will provide significant contributions and make a strong positive impact in our future success.
Please sign this original and return to me signifying your acceptance of these terms (a self-addressed envelope is enclosed for your convenience). A copy is also enclosed for your retention. Please contact me at (704) 571-7780 if you have any questions or need assistance in any way. Once again, congratulations on your promotion.

Sincerely Yours,	Accepted:

/s/ Robert C. Brummer	/s/ John R. Howe	8/28/08

Robert C. Brummer	John R. Howe	Date
Senior Vice President
Human Resources
Enclosures

6